REICH & TANG EQUITY FUND, INC.


                 Distribution and Service Plan Pursuant to Rule
                 12b-1 Under the Investment Company Act of 1940



     This Distribution and Service Plan (the "Plan") is hereby amended to reflect that Reich & Tang Asset Management, Inc. has succeeded as sole general partner of Reich & Tang Distributors L.P. (the "Distributor") and Reich & Tang Asset Management L.P. has succeeded as sole limited partner of the Distributor. The Board of Directors of the Fund has approved unanimously this amendment to the Plan and has authorized the Fund to re-execute the Distribution Agreement with the Distributor to reflect the foregoing. The Plan is hereby amended in its entirety as set forth herein and as authorized under Section 8 of the previous Plan.


     The Plan is adopted by Reich & Tang Equity Fund, Inc. (the "Fund") in accordance with the provisions of Rule 12b-1 under the Investment Company Act of 1940 (the "Act").


                                    The Plan

     1. The Fund and the Distributor, have entered into a Distribution Agreement, in a form satisfactory to the Fund's Board of Directors, under which the Distributor will act as distributor of the Fund's shares. Pursuant to the Distribution Agreement, the Distributor, as agent of the Fund, will solicit orders for the purchase of the Fund's shares, provided that any subscriptions and orders for the purchase of the Fund's shares


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will not be binding on the Fund until accepted by the Fund as principal.


     2. The Fund and the Manager have entered into an Investment Management Contract, in a form satisfactory to the Fund's Board of Director's under which the Manager may make payments from time to time from the management fee received by the Manager from the Fund, from the Manager's revenues (which may include management or advisory fees received from other investment companies) and past profits for the following purposes:


     (i) to defray the costs of, and to compensate others, including banks, broker-dealers and other organizations whose customers or clients are Fund Stockholders ("Intermediaries"), for performing stockholder, administrative and accounting services to the Fund;


     (ii) to compensate Intermediaries for providing assistance in distributing the Fund's Shares; and


     (iii)to pay the cost of the preparation and printing of brochures and other promotional materials, mailings to prospective stockholders, advertising, and other promotional activities, including salaries and/or commissions of sales personnel of the Distributor and other persons, in connection with the distribution of the Fund's shares.


     The Investment Management Contract further provides that the Manager will in its sole discretion determine the amount of the foregoing payments made pursuant to this Plan and that the


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Manager is not subject to any percentage  limitation with respect to the amounts it may expend for the activities described in this paragraph, but that no such payment will increase the amount which the Fund is required to pay to the Manager for any fiscal year under the Investment Management Contract.


     3. The Fund will defray the cost of preparing, printing and delivering the Fund's prospectus to existing and new stockholders of the Fund and preparing and printing subscription application forms for stockholder accounts.


     4. Payments by the Distributor or Manager to Intermediaries as set forth herein are subject to compliance by them with the terms of written agreements in a form satisfactory to the Fund's Board of Directors to be entered into between the Distributor and the Intermediaries.


     5. The Fund and the Distributor will prepare and furnish to the Fund's Board of Directors, at least quarterly, written reports setting forth all amounts expended for servicing and distribution purposes by the Fund, theDistributor and the Manager, pursuant to the Plan and identifying the servicing and distribution activities for which such expenditures were made.


     6. The Plan became effective upon approval by (i) a majority of the outstanding voting securities of the Fund (as defined in the Act), and (ii) a majority of the Board of Directors of the Fund, including a majority of the Directors who are not interested persons (as defined in the Act) of the Fund and who have no direct or indirect financial interest in the


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operation of the Plan or in any agreement  entered into in  connection  with the
Plan, pursuant to a vote cast in person at a meeting called for the purpose of voting on the approval of the Plan.


     7. The Plan will remain in effect until ______________ unless earlier terminated in accordance with its terms, and thereafter may continue in effect for successive annual periods if approved each year in the manner described in clause (ii) of paragraph 6 hereof.


     8. The Plan may be amended at any time with the approval of the Board of Directors of the Fund, provided that (i) any material amendments of the terms of the Plan will be effective only upon approval as provided in clause (ii) of paragraph 6 hereof, and (ii) any amendment which increases materially the amount which may be spent by the Fund pursuant to the Plan will be effective only upon the additional approval as provided in clause (i) of paragraph 6 hereof.


     9. The Plan may be terminated without penalty at any time (i) by a vote of the majority of the entire Board of Directors of the Fund and by a vote of a majority of the Directors of the Fund who are not interested persons (as defined in the Act) of the Fund and who have no direct or indirect financial interest in the operation of the Plan or in any agreement related to the Plan, or (ii) by a vote of a majority of the outstanding voting securities of the Fund (as defined in the Act).